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                                                                EXHIBIT 10.28


[ESS TECHNOLOGY, INC. LOGO]


October 23, 1996


Mr. Herbert J. Martin
24890 Tiare Lane
Los Altos Hills, CA 94024

Dear Herb:

We would like you to become an advisor to ESS for a period of up to 90 days, commencing August 18, 1996, under the following terms and conditions:

1. You will work like a regular executive employee of the company, observing the normal ESS work week.

2. Work will be performed mainly at ESS headquarters in Fremont, where an office will be provided.

3. Directions relative to assignments will be given directly by myself.

4. You will be paid $9,166.67 per pay period ($220,000.00 per annum), payable in the normal ESS payroll cycle.

5. An annualized bonus in the amount of $110,000.00 will be paid against mutually agreed upon MBOs.

6. An option will be granted in your favor for the purchase of 320,000 shares of ESS common stock, vesting at a rate of 80,000 shares per year, subject to Board approval.

It is our mutual intention that, given a satisfactory completion of this 90-day period, or sooner if mutually agreed, you will be appointed President and Chief Operating Officer of ESS. The salary and bonus for this position will be as outlined in Paragraphs 4 and 5.

Sincerely,                                   Agreed:

ESS TECHNOLOGY, INC.

/s/ Fred Chan                                /s/ Herbert J. Martin
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Fred Chan                                                            10/24/96
Chief Executive Officer

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[ESS TECHNOLOGY, INC. LOGO]


October 23, 1996


Mr. Herbert J. Martin
24890 Tiare Lane
Los Altos Hills, CA 94024

Dear Herb:

We are delighted to offer you the position as President and Chief Operating Officer of ESS Technology, Inc. (ESS). In this position, you will report to me as Chairman and Chief Executive Officer, and your duties will include the day-to-day responsibility for ESS operations.

Your initial salary will be $9,166.67 per pay period ($220,000.00 per annum), payable in the regular ESS payroll cycle. Additionally, you will be paid an annual bonus of $110,000.00, based upon mutually agreed objectives. The bonus for 1996 will be prorated and paid in January, 1997. You will also receive the company's standard employee benefits package and will be subject to the company's vacation policy.

Both you and the company will provide each other a three-month advance notice for termination of employment. In the event that you are terminated without cause in the first year of your employment, the 80,000 shares underlying the Option granted under the previous consulting arrangement, that vest on the first anniversary date, shall become vested immediately. In addition, should there be a change in control of the Company, such that the stockholders of the Company no longer hold a majority of the capital stock of the new entity, the shares underlying the Option will accelerate and become vested immediately, unless you are hired by the new entity with similar compensation package. In the event that you are hired by the new entity, if your employment is terminated without cause or constructively within 18 months after the change of control, any outstanding options that exist at the time of the change of control will vest on such termination.

As an employee of the Company, you will have access to Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer, or violate any other obligation to your former employers.

Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Further, your participation in any stock award or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Sincerely,                                  Agreed:
ESS TECHNOLOGY, INC.

/s/ Fred Chan                               /s/ Herbert J. Martin
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Fred Chan                                                            10/24/96
Chief Executive Officer